Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-77299, 333-89523, 333-42118, 333-42112, 333-42110, 333-54614, 333-66754, 333-99627, 333-109687 and 333-119780; and Form S-3 Nos. 333-51754, 333-42120, 333-45304, 333-51754, 333-66752 and 333-109683) of Informatica Corporation of our reports dated March 3, 2005, with respect to the consolidated financial statements and schedule of Informatica Corporation, Informatica Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Informatica Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Palo Alto, California
March 3, 2005